As filed with the Securities and Exchange Commission on May 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	33-0476164 (I.R.S. Employer Identification Number)

3260 Whipple Road
Union City, California 94587
(510) 400-0700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Questcor Pharmaceuticals, Inc. 1992 Stock Option Plan
Questcor Pharmaceuticals, Inc. 1993 Non-Employee Directors’ Equity Incentive Plan
(Full Title of the Plans)

Agent For Service:	Copies To:
Charles J. Casamento Chief Executive Officer Questcor Pharmaceuticals, Inc. 3260 Whipple Road Union City, California 94587 (510) 400-0700	David A. Hahn, Esq. Latham & Watkins LLP 701 B Street, Suite 2100 San Diego, California 92101 (619) 236-1234

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered(1)	Per Share	Price	Fee

Common Stock, no par value(3)	6,500,000	$0.90 (2)	$5,850,000	$538.20

(1)	Covers 6,000,000 additional shares of the Registrant’s common stock available for issuance under the Questcor Pharmaceuticals, Inc. 1992 Stock Option Plan and 500,000 additional shares of the Registrant’s common stock available for issuance under the Questcor Pharmaceuticals, Inc. 1993 Non-Employee Directors’ Equity Incentive Plan pursuant to amendments of such plans approved by the Board of Directors and shareholders of the Registrant. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Pursuant to Rule 457(h) the Proposed Maximum Offering Price Per Share is $0.90 per share of the Registrant’s common stock, which is based on the average of the high and low prices for the common stock as reported on the American Stock Exchange on May 22, 2003.

(3)	Each share of the Registrant’s common stock includes a right to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock, no par value per share.

     This Registration Statement registers the offer and sale of an additional 6,000,000 shares of common stock under the Questcor Pharmaceuticals, Inc. 1992 Stock Option Plan and an additional 500,000 shares of common stock under the Questcor Pharmaceuticals, Inc. 1993 Non-Employee Directors’ Equity Incentive Plan. In accordance with Instruction E to Form S-8, the contents of the Registration Statements on Form S-8 Nos. 33-60194, 33-72622, 33-91254, 333-81243 and 333-30558 filed by the Registrant with the Securities and Exchange Commission on March 29, 1993, December 8, 1993, April 17, 1995, June 21, 1999 and February 16, 2000, respectively, are incorporated herein by reference.

Part I

Item 1. Plan Information.

     Not required to be filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this Registration Statement.

Part II

Item 3.  Incorporation of Documents by Reference.

     The Securities and Exchange Commission (the “Commission”) allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 26, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the Commission on May 15, 2003;

•	Our Current Reports on Form 8-K filed with the Commission on January 16, 2003 and February 14, 2003;

•	The description of our Common Stock contained in our (formerly Cypros Pharmaceutical Corporation) Registration Statement on Form 8-A filed with the Commission on October 26, 1992, as amended (File No. 33-51682); and

•	All documents filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date this Registration Statement is filed with the Commission and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of those documents.

     A statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 317 of the California General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a director’s liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its security holders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its security holders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its security holders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors’ duty to the corporation or its security holders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors’ liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under Federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our security holders for any violation of a director’s fiduciary duty to us or our security holders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers of Questcor.

     In accordance with Section 317, our Amended and Restated Articles of Incorporation (our “Articles”) limit the liability of a director to us or our security holders for monetary damages to the fullest extent permissible under California law, and authorizes us to provide indemnification to our agents (including our officers and directors), subject to the limitations set forth above. Our Amended and Restated Bylaws (our “Bylaws”) further provide for indemnification of corporate agents to the maximum extent permitted by the California General Corporation Law.

     Pursuant to the authority provided in our Articles, we have entered into indemnification agreements with each of our officers and directors, indemnifying them against potential liabilities that may arise as a result of their service and providing for other protection.

     We also maintain insurance policies that insure our officers and directors against liabilities arising from their positions.

     The foregoing summaries are necessarily subject to the complete text of the statute, our Articles, our Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

Exhibit
Number		Description of Exhibit

4.1	(1)	Specimen common stock certificate

4.2	(2)	Questcor Pharmaceuticals, Inc. 1992 Stock Option Plan

4.3*		Questcor Pharmaceuticals, Inc. 1993 Non-Employee Directors’ Equity Incentive Plan

5.1*		Opinion of Latham & Watkins LLP

15.1*		Letter Regarding Unaudited Financial Information

23.1*		Consent of Ernst & Young LLP, independent auditors

23.2*		Consent of Latham & Watkins LLP (reference is made to Exhibit 5.1)

24.1*		Power of Attorney (included in signature page)

*	Filed herewith.

(1)	Filed as an exhibit to Questcor Pharmaceuticals, Inc.’s, formerly Cypros Pharmaceutical Corporation, Registration Statement on Form 8-A filed with the Commission on October 26, 1992, as amended (File No. 33-51682), and incorporated herein by reference.

(2)	Filed as an exhibit to Questcor Pharmaceuticals, Inc.’s Definitive Proxy Statement filed with the Commission on March 25, 2003, and incorporated herein by reference.

Item 9.  Undertakings.

     (a)     The undersigned Registrant hereby undertakes:

          (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union City, County of Alameda, State of California, on May 30, 2003.

QUESTCOR PHARMACEUTICALS, INC.

By: /s/ CHARLES J. CASAMENTO

Charles J. Casamento
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below hereby constitutes and appoints Charles J. Casamento and Timothy E. Morris, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common stock offered hereby under the Securities Act, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents, and each of them, may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ CHARLES J. CASAMENTO Charles J. Casamento	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2003

/s/ TIMOTHY E. MORRIS Timothy E. Morris	Vice President, Finance & Administration, and Chief Financial Officer (Principal Financial and Accounting Officer)	May 30, 2003

/s/ ROBERT F. ALLNUTT Robert F. Allnutt	Director	May 30, 2003

/s/ FRANK J. SASINOWSKI Frank J. Sasinowski	Director	May 30, 2003

/s/ JON S. SAXE Jon S. Saxe	Director	May 30, 2003

/s/ JOHN T. SPITZNAGEL John T. Spitznagel	Director	May 30, 2003

/s/ ROGER G. STOLL Roger G. Stoll	Director	May 30, 2003

/s/ VIRGIL D. THOMPSON Virgil D. Thompson	Director	May 30, 2003

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

4.1	(1)	Specimen common stock certificate

4.2	(2)	Questcor Pharmaceuticals, Inc. 1992 Stock Option Plan

4.3*		Questcor Pharmaceuticals, Inc. 1993 Non-Employee Directors’ Equity Incentive Plan

5.1*		Opinion of Latham & Watkins LLP

15.1*		Letter Regarding Unaudited Financial Information

23.1*		Consent of Ernst & Young LLP, independent auditors

23.2*		Consent of Latham & Watkins LLP (reference is made to Exhibit 5.1)

24.1*		Power of Attorney (included in signature page)

*	Filed herewith.

(1)	Filed as an exhibit to Questcor Pharmaceuticals, Inc.’s, formerly Cypros Pharmaceutical Corporation, Registration Statement on Form 8-A filed with the Commission on October 26, 1992, as amended (File No. 33-51682), and incorporated herein by reference.

(2)	Filed as an exhibit to Questcor Pharmaceuticals, Inc.’s Definitive Proxy Statement filed with the Commission on March 25, 2003, and incorporated herein by reference.